Exhibit 16.1

August 30, 2021

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Rocket Lab USA, Inc. (formerly known as Vector Acquisition Corporation) statements included under Item 4.01 of its Form 8-K dated August 25, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on August 30, 2021. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York